Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-137215

Pricing Supplement No. 140 dated May 30, 2008.
(To Prospectus dated September 8, 2006, and to Product Supplement No. FX-1, dated May 19, 2008)


                         HARTFORD LIFE INSURANCE COMPANY
              PRINCIPAL PROTECTED CURRENCY-LINKED MEDIUM-TERM NOTES

The description in this pricing supplement of the particular terms of the following series of principal protected currency-linked medium-term notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the Prospectus dated September 8, 2006, and Product Supplement No. FX-1 dated May 19, 2008, both of which are hereby incorporated by reference. Please note that:

o The notes are denominated in United States dollars ("Dollars"). All payments are in Dollars.

o    No interest will be paid on the notes.

o These are "bearish" notes linked to the Euro. A Supplemental Payment is likely to be paid if the Euro declines in value relative to the Dollar over the term of the notes.

                     CURRENCY-LINKED NOTES DUE JUNE 4, 2010

CUSIP Number:                                    4165X2BG0
Series Number:                                   408370
Principal Amount:                                $2,000,000
Trade Date:                                      May 30, 2008
Issuance Date:                                   June 4, 2008
Stated Maturity Date:                            June 4, 2010
Supplemental Payments:                           Yes [X]   No [ ]

Currencies in the Basket:                        Euro ("EUR")
Spot Rate:                                       USD/EUR Spot Rate
Initial Spot Rate:                               0.64483
Reuters Page:                                    USD/EUR :  ECB37
Currency Weighting:                              EUR Weighting:  100%
Participation Rate:                              80%
Off-Set Amount:                                  None
Minimum Supplemental Payment:                    None
Maximum Supplemental Payment:                    None
Basket Valuation Date(s):                        May 20, 2010

Price to Public:                                 100%
Agent's Discount:                                1.00%

Optional Redemption:                             Yes [ ]   No [X]
The Survivor's Option:                           [ ] is  [X] is not available
Securities Exchange Listing:                     None
Authorized Denominations:                        $1,000 integral amounts

Calculation Agent:                               Wachovia Bank, N.A.
Lead Agent:                                      Wachovia Capital Markets, LLC

Other Provisions Relating to the Notes:          None


Special Tax Considerations: The "comparable yield" on the notes described herein will be 3.2140%, compounded annually. This "comparable yield," results in a "projected payment schedule," per $1,000 of a Note, of a single payment at maturity of $1,065.32. The table below shows the OID that will accrue each year, based on this information. The amount in the center column reflects the total interest amount a calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include in his or her taxable income each year. At maturity, however, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for the year of maturity.

Conversely, if the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in that year, to the extent of previous income inclusions under the note, and the balance generally would be a capital loss. In addition, if on a date that is more than six months prior to the maturity date the amount of the Supplemental Payment becomes fixed (or a minimum amount for such payment becomes fixed), special rules may apply.


                      ACCRUED OID PER       CUMULATIVE ACCRUED OID PER $1,000
   CALENDAR YEAR        $1,000 NOTE               NOTE THROUGH YEAR-END
------------------  ---------------------   ------------------------------------
  2008 (from 6/4)          $18.43                        $18.43
       2009                $32.74                        $51.17
   2010 (to 6/4)           $14.15                        $65.32

Neither the comparable yield nor the projected payment schedule constitutes a representation by us of the actual amount that we will pay on the notes. You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in Product Supplement No. FX-1 dated May 19, 2008, and consult your tax adviser regarding your particular circumstances.

NOTE:  The Opinion  regarding  the  enforceability  of the Notes and the related
Consent of Counsel for Hartford Life Insurance Company is given by Sadie R. Gordon, Counsel.


               INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of June 4, 2008, the Notes will be rated by the indicated rating agencies as follows:

                         Standard & Poor's:        AA-
                         Moody's:                  A1
                         Fitch:                    AA-
                         A.M. Best:                a+


                        SUPPLEMENTAL PAYMENT ILLUSTRATION

The following table illustrates the Supplemental Payment that would be made on the Maturity Date assuming the Basket Return, reflecting the Ending Basket Level, is as listed in the first column. The table reflects the actual Participation Rate for the series of notes described herein.

------------------------------------------------------------------------------------------------------------------------
                              BASKET RETURN X PARTICIPATION    SUPPLEMENTAL PAYMENT (PER      TOTAL MATURITY PAYMENT
        BASKET RETURN                   RATE (80%)                    $1,000 NOTE)               (PER $1,000 NOTE)
------------------------------------------------------------------------------------------------------------------------
            80%                            64%                          $640.00                      $1,640.00
------------------------------------------------------------------------------------------------------------------------
            60%                            48%                          $480.00                      $1,480.00
------------------------------------------------------------------------------------------------------------------------
            40%                            32%                          $320.00                      $1,320.00
------------------------------------------------------------------------------------------------------------------------
            20%                            16%                          $160.00                      $1,160.00
------------------------------------------------------------------------------------------------------------------------
            10%                             8%                           $80.00                      $1,080.00
------------------------------------------------------------------------------------------------------------------------
             5%                             4%                           $40.00                      $1,040.00
------------------------------------------------------------------------------------------------------------------------
             0%                             0%                             $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -5%                            -4%                             $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -10%                           -8%                             $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -20%                           -16%                            $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -40%                           -32%                            $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -60%                           -48%                            $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------
            -80%                           -64%                            $0                        $1,000.00
------------------------------------------------------------------------------------------------------------------------

This table is illustrative only. See the Product Supplement No. FX-1, described above, for a more detailed description of the methodology for computing the amounts in this table.

                       ADDITIONAL INFORMATION ON THE EURO

The Euro is the official currency of the member states of the European Economic and Monetary Union (the "European Union"). In 1999, the Euro replaced the national currencies of the then 11 participating countries. Today, the Euro is the official currency of 15 nations of the European Union including: Germany, Belgium, Greece, Luxembourg, Spain, France, Ireland, Italy, the Netherlands, Austria, Portugal, Finland, Slovenia, Cyprus and Malta. Other current and future European Union countries may adopt the Euro as their official currency.

The Principal Financial Center for the Euro is Frankfurt, Germany. The Initial Spot Rate and the Ending Spot Rate will be determined as of 2:15 pm Frankfurt time on the appropriate Business Day. With respect to the Euro, a Business Day excludes any day on which the Trans European Automated Real Time Gross Settlement Express Transfer (TARGET) system is not open.

The spot rate used in connection with your note is the USD/EUR Spot Rate (the "Spot Rate"). This Spot Rate measures the relative value of the two currencies, the Euro and the Dollar. The Spot Rate reflects the number of Euros that can be exchanged for one Dollar. The Spot Rate decreases when the Euro appreciates relative to the Dollar and increases when the Euro depreciates relative to the Dollar. The Spot Rate on May 30, 2008, was 0.64483.

HISTORICAL DATA ON THE USD/EUR SPOT RATE

The following graph sets forth the Spot Rate on the last Business Day of each month from January 2003 through April 2008. The historical performance of the Spot Rate should not be taken as an indication of future performance, and no assurance can be given that the level of the Spot Rate will not decline further and thereby reduce or eliminate the Supplemental Payment which may otherwise be payable to you on the maturity date.


     [The following table represents a line graph in the printed piece.]

                        MONTHLY PERFORMANCE OF USD/EUR SPOT RATE

                              Month-Year    EUR per USD
                              ----------    -----------

                                Jan-03      0.928677563

                                Feb-03      0.925411808

                                Mar-03      0.916170408

                                Apr-03      0.894134478

                                May-03      0.848608282

                                Jun-03      0.868734254

                                Jul-03       0.89031339

                                Aug-03      0.910415149

                                Sep-03      0.857927248

                                Oct-03      0.862589494

                                Nov-03        0.8336807

                                Dec-03      0.793965859

                                Jan-04      0.801410482

                                Feb-04      0.800448251

                                Mar-04      0.811951932

                                Apr-04      0.834724541

                                May-04       0.82047916

                                Jun-04      0.819739323

                                Jul-04      0.832085206

                                Aug-04      0.820815891

                                Sep-04      0.804117079

                                Oct-04      0.781372089

                                Nov-04      0.753068755

                                Dec-04      0.737789582

                                Jan-05      0.766988802

                                Feb-05       0.75597218

                                Mar-05      0.771366862

                                Apr-05        0.7768197

                                May-05      0.812743823

                                Jun-05      0.825900231

                                Jul-05       0.82487833

                                Aug-05      0.809978941

                                Sep-05      0.831531681

                                Oct-05       0.83388926

                                Nov-05      0.848320326

                                Dec-05      0.843953076

                                Jan-06      0.822639026

                                Feb-06      0.838855801

                                Mar-06      0.825218683

                                Apr-06       0.79151496

                                May-06      0.780762024

                                Jun-06      0.781860829

                                Jul-06      0.783269366

                                Aug-06      0.780457348

                                Sep-06      0.789016885

                                Oct-06      0.783576242

                                Nov-06       0.75511591

                                Dec-06      0.757633154

                                Jan-07      0.767283051

                                Feb-07      0.755915035

                                Mar-07      0.748839299

                                Apr-07      0.732708089

                                May-07      0.743328626

                                Jun-07      0.738443361

                                Jul-07      0.730833881

                                Aug-07      0.733675715

                                Sep-07      0.700918203

                                Oct-07      0.690226394

                                Nov-07      0.683386865

                                Dec-07       0.68540096

                                Jan-08      0.672902227

                                Feb-08      0.658761528

                                Mar-08       0.63339245

                                Apr-08      0.640122904

The following table sets forth the historical performance of the Spot Rate presented in the preceding graph. Past movements of the Spot Rate are not necessarily indicative of the future performance of the Spot Rate.

--------------------------------------------------------------------------------------------------------------------------
                                  NUMBER OF EUROS THAT COULD BE PURCHASED WITH ONE DOLLAR
--------------------------------------------------------------------------------------------------------------------------
     MONTH / YEAR             2003             2004            2005            2006            2007             2008
--------------------------------------------------------------------------------------------------------------------------
         Jan                 0.9287           0.8014          0.7670          0.8226          0.7673           0.6729
--------------------------------------------------------------------------------------------------------------------------
         Feb                 0.9254           0.8004          0.7560          0.8389          0.7559           0.6588
--------------------------------------------------------------------------------------------------------------------------
         Mar                 0.9162           0.8120          0.7714          0.8252          0.7488           0.6334
--------------------------------------------------------------------------------------------------------------------------
         Apr                 0.8941           0.8347          0.7768          0.7915          0.7327           0.6401
--------------------------------------------------------------------------------------------------------------------------
         May                 0.8486           0.8205          0.8127          0.7808          0.7433
--------------------------------------------------------------------------------------------------------------------------
         Jun                 0.8687           0.8197          0.8259          0.7819          0.7384
--------------------------------------------------------------------------------------------------------------------------
         Jul                 0.8903           0.8321          0.8249          0.7833          0.7308
--------------------------------------------------------------------------------------------------------------------------
         Aug                 0.9104           0.8208          0.8100          0.7805          0.7337
--------------------------------------------------------------------------------------------------------------------------
         Sep                 0.8579           0.8041          0.8315          0.7890          0.7009
--------------------------------------------------------------------------------------------------------------------------
         Oct                 0.8626           0.7814          0.8339          0.7836          0.6902
--------------------------------------------------------------------------------------------------------------------------
         Nov                 0.8337           0.7531          0.8483          0.7551          0.6834
--------------------------------------------------------------------------------------------------------------------------
         Dec                 0.7940           0.7378          0.8440          0.7576          0.6854
--------------------------------------------------------------------------------------------------------------------------

                             ADDITIONAL INFORMATION

The Prospectus and the Product Supplement No. FX-1 referred to above are both available on the SEC Website as follows:

Product Supplement No. FX-1, dated May 19, 2008:
http://www.sec.gov/Archives/edgar/data/45947/000093041308003265/c53611_424b3.txt

Prospectus dated September 8, 2006:
http://www.sec.gov/Archives/edgar/data/45947/000093041306006622/
0000930413-06-006622-index.htm


                                       4